Exhibit 5

January 17, 2013

The Board of Directors

Columbia Banking System, Inc.

1310 A Street

Tacoma, Washington 98402-4200

Re:	Legal Opinion Regarding Validity of Securities Offered

Ladies and Gentlemen:

We have acted as counsel for Columbia Banking System, Inc., a Washington corporation and bank holding company (“Columbia”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of up to 12,809,525 shares of Columbia common stock, no par value per share (the “Common Shares”) and up to 8,782 share of Mandatorily Convertible Cumulative Participating Preferred Stock, Series B (the “Preferred Shares”), to be issued in accordance with the Agreement and Plan of Merger dated as of September 25, 2012 (the “Merger Agreement”) by and among Columbia, West Coast Bancorp and Sub (as defined in the Merger Agreement).

In connection with the Common Shares and Preferred Shares that will be issued under the Merger Agreement, we have examined the following: (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 filed by Columbia with the Securities and Exchange Commission (the “Registration Statement”); (iii) the form of Certificate of Designations setting forth the rights, preferences, privileges and voting powers of the Preferred Shares (the “Certificate of Designations”); and (iv) such other documents as we have deemed necessary to form the opinion expressed below. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Columbia or representations and warranties of Columbia contained in the Merger Agreement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

Our opinion assumes that the Common Shares and the Preferred Shares are issued in accordance with the terms of the Merger Agreement after the Registration Statement has become effective under the Act and that prior to the issuance of the Preferred Shares the Certificate of Designations is duly filed with the Secretary of State of the State of Washington in accordance with applicable Washington law.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Common Shares and the Preferred Shares, or any portion thereof, when issued pursuant to the

Columbia Banking System, Inc.

January 17, 2013

Merger Agreement, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Washington and will be fully paid and non-assessable.

This opinion letter is limited to the application of the laws of the State of Washington and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption “Certain Legal Matters” as having passed upon the validity of the Common Shares and the Preferred Shares. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act.

Very truly yours,

Graham & Dunn PC

/s/ Graham & Dunn PC